SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2005

SYNBIOTICS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number 0-11303

California	95-3737816
(State or other jurisdiction of incorporation )	(I.R.S. Employer Identification No.)

11011 Via Frontera San Diego, California	92127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 451-3771

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 19, 2005, we entered into a Series C Purchase Agreement (the “Series C Agreement”) with Redwood Holdings, LLC. Under the Series C Agreement, contingent upon the shareholder approval, and subsequent effectuation, of a reverse stock split, which is part of an intended “going private” transaction, we will sell to Redwood Holdings, LLC 180 shares of newly-issued shares of unregistered Series C preferred stock of Synbiotics Corporation for consideration totaling $180,000 in cash. Redwood Holdings, LLC and its affiliates currently are the beneficial owners of 56% of our common stock and 87% of our Series C preferred stock. (See Items 3.02 and 8.01.)

Item 3.02. Unregistered Sales of Equity Securities.

On April 19, 2005, we entered into a Series C Purchase Agreement (the “Series C Agreement”) with Redwood Holdings, LLC. Under the Series C Agreement, contingent upon the shareholder approval, and subsequent effectuation, of a reverse stock split, which is part of an intended “going private” transaction, we will sell to Redwood Holdings, LLC 180 shares of newly-issued shares of unregistered Series C preferred stock of Synbiotics Corporation for consideration totaling $180,000 in cash. Each share of Series C preferred stock is convertible at any time into 7,785 unregistered shares of our common stock (subject to anti-dilution adjustments). This transaction is intended to be a Section 4(2) private offering, involving no underwriters.

Item 8.01 Other Events.

On April 19, 2005, we issued a press release announcing that we will be seeking shareholder approval of a “going-private” transaction.

Item 9.01. Financial Statements and Exhibits.

a)	Financial statements of businesses acquired

Not applicable.

b)	Pro forma financial information

Not applicable.

c)	Exhibits

	10.106	Series C Purchase Agreement between the Registrant and Redwood Holdings, LLC, dated April 19, 2005.

	99	Press release dated April 19, 2005, entitled “Synbiotics Corporation to Seek Shareholder Approval to Go Private.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNBIOTICS CORPORATION

Date: April 19, 2005	/s/ Keith A. Butler
Keith A. Butler
Vice President - Finance and Chief Financial Officer